 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, Amendment No. 2, of our report dated December 23, 2019, relating to the balance sheet of Yunhong International (formerly known as China Yunhong Holdings) as of June 30, 2019, and the related statements of operations, changes in shareholder’s equity and cash flows for the period from January 10, 2019 (inception) through June 30, 2019, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC
Whippany, New Jersey
December 23, 2019